Exhibit 99.1

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒ KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
1.

To adopt and approve the Agreement and Plan of Merger dated as of November 9, 2015, by and among Bank of the Ozarks, Inc. and its wholly-owned bank subsidiary, Bank of the Ozarks, and C1 and C1’s wholly-owned bank subsidiary, C1 Bank, and the transactions contemplated by such agreement, including the merger.

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NOTE: The proxies may vote in their discretion on any other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

C1 FINANCIAL, INC. Special Meeting of Shareholders March 3, 2016 This proxy is solicited by the Board of Directors

The undersigned shareholder(s) hereby appoint(s) Trevor R. Burgess and Phillip L. Burghardt or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated below, all of the shares of Common Stock of C1 FINANCIAL, INC. (“C1”) that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 9:00 a.m., Eastern Time on March 3, 2016 (the “Special Meeting”) at 100 5th Street South, St. Petersburg, Florida 33701, and at any adjournment or postponement thereof, as hereinafter specified with respect to the following proposal as more fully described in the Notice of the Special Meeting and Proxy Statement/Prospectus for the Special Meeting, receipt of which is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the following proposal.

This proxy card is valid only when signed and dated.

Continued and to be marked, signed and dated on reverse side